EXHIBIT 21


                       SUBSIDIARIES OF THE REGISTRANT


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

                                                                            State of
                                                             Percent      Incorporation
                                                               of              or
      Parent                         Subsidiary             Ownership     Organization
-------------------          --------------------------     ---------     -------------

FFY Financial Corp.          First Federal Savings Bank        100%          Federal
                              of Youngstown

FFY Financial Corp.          FFY Holdings, Inc.                100%          Ohio

FFY Holdings, Inc.           First Real Estate, Ltd.            67%          Ohio

First Federal Savings        Ardent Service Corporation        100%          Ohio
Bank of Youngstown

Ardent Service Corporation   Hedgerows Development, Ltd.        50%          Ohio
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